Exhibit 99.1

MarkWest Energy Partners, L.P., Reports 2004 Second Quarter Results

DENVER—August 5, 2004—MarkWest Energy Partners, L.P. (AMEX: MWE) (the “Partnership”) today reported net income for the three months ended June 30, 2004, of $3.9 million, or $0.52 per diluted limited partner unit, compared to net income of $1.5 million, or $0.27 per diluted limited partner unit, for the second quarter of 2003. For the six months ended June 30, 2004, the Partnership reported net income of $6.6 million, or $0.87 per diluted limited partner unit, compared to net income of $3.2 million or $0.56 per diluted limited partner unit, for the six months ended June 30, 2003.

On July 21, 2004, the board of directors of the general partner of MarkWest Energy Partners, L.P. declared the Partnership’s quarterly cash distribution of $0.74 per common and subordinated unit for the second quarter of 2004.  This distribution represents an increase of $0.05 per unit over the previous quarter’s distribution.  The indicated annualized rate is $2.96 per unit.  The second quarter distribution is payable August 13, 2004, to unitholders of record on July 30, 2004.

As a Master Limited Partnership, cash distributions to limited partners are largely determined based on Distributable Cash Flow (“DCF”). For the three months ended June 30, 2004, DCF was $7.1 million, compared to $3.5 million for the three months ended June 30, 2003.  For the six months ended June 30, 2004, DCF was $13.5 million, compared to $7.1 million for the six months ended June 30, 2003. A reconciliation of DCF to our most directly comparable GAAP financial measure, net income, is provided at the end of this press release.

Second quarter and year-to-date net income and DCF increased over the comparable prior periods primarily due to the contributions of our 2003 acquisitions.

“We are very pleased with both the performance of our base business and our acquisitions.  Our growth strategy is working well and we see significant additional opportunity in front of us,” said Frank Semple, President and CEO.

In addition, on July 30, 2004, the Partnership significantly expanded its midstream business by completing the acquisition of American Central East Texas Gas Company, L.P.’s Carthage gathering system and gas processing assets for $240.0 million.  The acquisition was funded with a combination of private equity and interim debt financing.  Consistent with its long- term strategy of maintaining a debt to total capital ratio of less than 50%, the Partnership intends in the near term to replace the interim debt financing with additional equity and long-term debt financing.  The Carthage gathering system offers both low- and high-pressure service to producers in the Carthage Field, gathering gas from the Cotton Valley, Pettit and Travis Peak formations.  The system consists of approximately 180 miles of pipeline connected to approximately 1,700 wells with an additional 82 miles of pipeline currently under construction.  The gathering system also includes approximately 65,000 horsepower of compression with an additional 35,000 horsepower currently being installed.  Current system throughput is approximately 245 MMcf/d and is anticipated to increase to approximately 310 MMcf/d by the end of 2004.  The gathering system has a capacity of approximately 350 MMcf/d.  This acquisition is expected to generate cash flow from operations of approximately $10.0 million for the balance of 2004.

“As a result of our strong financial performance through the second quarter we recently announced a 7 percent increase in the distribution to our limited partners,” Semple added.  “Our continued growth through quality acquisitions coupled with solid performance of our base business has translated directly into consistent increases in distributable cash flow and value for our unitholders.  The recently announced acquisition of the American Central gathering and processing assets in east Texas is a transformation transaction for MarkWest which will significantly increase our cash flow and operational base for future growth.”

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MarkWest Energy Partners, L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. We are the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Its Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. We also have a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest [Texas and Oklahoma].

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Forms 10-Q for the current year, as filed with the SEC.

MarkWest Energy Partners, L.P.

Financial Statistics

(in thousands of dollars except per unit amounts)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Statement of Operations Data
Revenue	$64,431	$29,636	$128,244	$47,329

Operating expenses:
Purchased product costs	47,560	18,423	95,060	26,815
Plant operating expenses and other expenses	6,097	5,167	12,421	9,504
Selling, general and administrative expenses	2,074	1,678	4,724	2,931
Depreciation	3,414	1,860	6,671	3,205
Total operating expenses	59,145	27,128	118,876	42,455

Income from operations	5,286	2,508	9,368	4,874

Other income (expense):
Interest expense, net	(1,316)	(984)	(2,802)	(1,745)
Miscellaneous income (expense)	(24)	14	(1)	34

Net income	$3,946	$1,538	$6,565	$3,163

General partner’s interest in net income	$299	$60	$528	$92
Limited partners’ interest in net income	$3,647	$1,478	$6,037	$3,071
Basic net income per limited partner unit	$0.52	$0.27	$0.88	$0.57
Diluted net income per limited partner unit	$0.52	$0.27	$0.87	$0.56
Weighted average units outstanding:
Basic	6,998	5,428	6,886	5,422
Diluted	7,024	5,476	6,914	5,470

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$7,698	$7,070	$14,450	$9,878
Investing activities	$(6,416)	$(1,046)	$(9,139)	$(39,379)
Financing activities	$(3,627)	$(1,422)	$(5,193)	$34,645

Other Financial Data
Distributable cash flow	$7,123	$3,538	$13,470	$7,069

Balance Sheet Data	June 30, 2004	December 31, 2003	June 30, 2003
Adjusted working capital(1)	$2,164	$2,564	$4,608
Total assets	$219,598	$212,978	$134,364
Total debt	$86,200	$126,200	$55,100
Partners’ capital	$106,351	$65,549	$66,441
Total debt (net of cash) to total book capitalization	42%	64%	41%

(1) Excludes short-term debt.

MarkWest Energy Partners, L.P.

Operating Statistics

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Operating Data
Appalachia:
Natural gas processed for a fee (Mcf/d)(1)	197,000	189,000	202,000	196,000
NGLs fractionated for a fee (gallons/day)	480,000	391,000	469,000	418,000
NGL product sales (gallons)	11,001,000	8,116,000	21,927,000	18,199,000
Michigan:
Gas volumes processed for a fee (Mcf/d)	12,200	14,500	13,000	14,900
NGL product sales (gallons)	2,390,000	2,917,000	5,103,000	5,859,000
Crude oil transported for a fee (barrels/day) (2)	14,700	—	14,700	—
Southwest:
Gathering system throughput (Mcf/d)(3)	103,900	44,600	100,900	NM
Lateral throughput volumes (Mcf/d)(4)	119,300	—	74,100	—
NGL product sales (gal)(5)	8,317,000	—	16,512,000	—

(1)          Includes throughput from our Kenova, Cobb and Boldman processing plants.

(2)          We acquired our Michigan Crude Pipeline in December 2003.

(3)          Includes volumes from our Pinnacle gathering systems, which were acquired in late March 2003, and our Foss Lake (OK) gathering system, which was acquired in December 2003.

(4)          Includes volumes from our Power Tex Lateral pipeline (a/k/a the Lubbock Pipeline), which was acquired in September 2003, and our Hobbs Lateral pipeline, which was acquired in April 2004.  The Power-Tex and Hobbs Lateral pipelines are the only laterals the Partnership own that produce revenue on a per-unit-of-throughput basis.  We receive a flat fee from the other three lateral pipelines we owned during these periods and, therefore, the throughput data from these lateral pipelines is excluded from this statistic.

(5)          Includes sales out of our Arapaho (OK) processing plant, which was acquired in December 2003.

MarkWest Energy Partners, L.P.

Segment Operating Income and Reconciliation to Net Income

(in thousands of dollars)

	Appalachia	Michigan	Southwest	Total
Three Months Ended June 30, 2004
Revenue	$14,247	$3,632	$46,552	$64,431

Segment operating expenses:
Purchased product costs	6,705	902	39,953	47,560
Facility expenses	3,229	1,388	1,480	6,097
Depreciation	930	1,059	1,425	3,414
Total segment operating expenses	10,864	3,349	42,858	57,071

Segment operating income	$3,383	$283	$3,694	$7,360

Three Months Ended June 30, 2003
Revenue	$10,315	$2,642	$16,679	$29,636

Segment operating expenses:
Purchased product costs	3,866	790	13,767	18,423
Facility expenses	3,008	1,229	930	5,167
Depreciation	717	588	555	1,860
Total segment operating expenses	7,591	2,607	15,252	25,450

Segment operating income	$2,724	$35	$1,427	$4,186

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003
Reconciliation of Segment Operating Income to Net Income

Total segment operating income	$7,360	$4,186
Selling, general and administrative expenses	(2,074)	(1,678)
Interest expense, net	(1,316)	(984)
Miscellaneous income (expense)	(24)	14
Net income	$3,946	$1,538

	Appalachia	Michigan	Southwest	Total
Six Months Ended June 30, 2004
Revenue	$28,920	$7,550	$91,774	$128,244

Segment operating expenses:
Purchased product costs	13,832	1,820	79,408	95,060
Facility expenses	6,108	2,972	3,341	12,421
Depreciation	1,788	2,119	2,764	6,671
Total segment operating expenses	21,728	6,911	85,513	114,152

Segment operating income	$7,192	$639	$6,261	$14,092

Six Months Ended June 30, 2003
Revenue	$23,940	$5,883	$17,506	$47,329

Segment operating expenses:
Purchased product costs	10,503	1,865	14,447	26,815
Facility expenses	6,005	2,530	969	9,504
Depreciation	1,430	1,174	601	3,205
Total segment operating expenses	17,938	5,569	16,017	39,524

Segment operating income	$6,002	$314	$1,489	$7,805

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Reconciliation of Segment Operating Income to Net Income

Total segment operating income	$14,092	$7,805
Selling, general and administrative expenses	(4,724)	(2,931)
Interest expense, net	(2,802)	(1,745)
Miscellaneous income (expense)	(1)	34
Net income	$6,565	$3,163

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(in thousands)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Net income	$3,946	$1,538	$6,565	$3,163
Adjustments to reconcile net income to cash flow from operations prior to changes in working capital:
Depreciation	3,414	1,860	6,671	3,205
Amortization of deferred financing costs included in interest expense	323	308	636	438
Non-cash compensation expense	(30)	188	344	400
Other	29	10	10	9
Cash flow from operations prior to changes in working capital	7,682	3,904	14,226	7,215
Plus:
Third party costs incurred as part of credit facility amendments(1)	—	—	—	318
Less:
Sustaining capital expenditures	(559)	(366)	(756)	(464)
Distributable cash flow (2)	$7,123	$3,538	$13,470	$7,069

Sustaining capital expenditures	$559	$366	$756	$464
Expansion capital expenditures	3,689	680	6,250	680
Total capital expenditures	$4,248	$1,046	$7,006	$1,144

(1)               Transaction costs associated with capital-raising activities are not considered reductions to Distributable Cash Flow under the terms of our partnership agreement.

(2)               Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding Distributable Cash Flow is included in our current report on Form 8-K filed on August 5, 2004.